For Immediate Release:  Financial and Business Editor . . . February 26, 2007

The Bank Holdings Reports Fourth Quarter Results and 350% Increase in Core Earnings.

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, (also doing business as Silverado Bank in California), and its “1031” companies Granite Exchange and Rocky Mountain Exchange, today announced consolidated results of operations and continued growth for the quarter and year ended December 31, 2006. Net income of $904,000 was reported for the fourth quarter, as compared to $579,000 for the same period in 2005. The fourth quarter 2006 results also compare favorably to the reported earnings of $534,000 for the third quarter, $669,000 for the second quarter, and a loss of $24,000 for the first quarter of 2006 resulting primarily from FAS 123® implementation during the first quarter.

Total assets were $652 million at December 31, 2006, as compared to $385 million at December 31, 2005, an increase of $267 million or 69%. Year-over-year net income before taxes of $3.2 million was reported for 2006, as compared to $702,000 for the fiscal year ended December 31, 2005, an increase of over $2.4 million, or approximately 350%. After tax earnings of $2.1 million were reported for the year ended December 31, 2006, as compared to 2005 year-end after tax earnings of $1.4 million, which were positively impacted by the reversal of an approximate $700,000 tax valuation allowance. Since December 31, 2005, deposits have risen $159 million or 47% to $497 million from $338 million; gross loans have increased by $219 million or 89% to $464 million from $245 million; and total assets increased by approximately $267 million or 69%.

During 2006, the Company substantially increased the number of outstanding shares of common stock to over 5.5 million as a result of issuing approximately 324,000 shares on the exercise of warrants, approximately 660,000 shares from a private placement, and approximately 1,426,000 in the NNB Holdings, Inc. acquisition. At December 31, 2006, basic earnings per share (EPS) were $0.51 for the year, while for the same annual period of 2005, basic EPS were $0.47. Return on average assets was 0.46% for 2006, as compared to 0.48% for 2005; return on average equity for the fiscal year ended December 31, 2006 was 5.05%, as compared to 5.03% for 2005.

Hal Giomi, Chief Executive Officer stated, “While the Company grew approximately $150 million from the November 2006 acquisition of Northern Nevada Bank (“NNB”), our results for the year reflect solid organic growth without the NNB figures. The Company experienced improved earnings and excellent loan quality. Our net interest margin remains low, but as we grow, our asset distribution mix improves and our earnings rate on assets employed is enhanced. During 2007, we have planned initiatives to positively impact our deposit distribution and interest-bearing liabilities cost structure both within our bank branches and our 1031 division. We are proud of our low rate of loan delinquencies and we have had no loan charge-offs in our five years of operation. We continue to add to our loan loss reserve on a regular basis, given business cycle uncertainties. As a result, we have strong, quality earnings and we look forward to 2007.”

ACTIVITIES

During the fourth quarter, the Company acquired NNB Holdings and merged its subsidiary Northern Nevada Bank into Nevada Security Bank. The merger included a data conversion from the outsourced Nevada Security Bank data-base into a modified and converted Northern Nevada Bank data-base with a rewrite of all general ledger systems to support the three operating divisions of the Company: the parent, the bank, and the 1031 companies. As a result, the Company now operates on an in-house ITI system, which includes the recent additions of several new products and services: image capture, remote deposit capture, and health savings accounts. Increased data processing costs associated with the acquisition of Northern Nevada Bank were approximately $350,000, some of which will carry over into the first months of 2007.

During the third quarter, the Company completed a private placement for $11.5 million to partially fund the merger of the Company and NNB Holdings, Inc. In addition, preparations were made for the consolidation of the two entities’ data processing, lending, and deposit operations systems, as well as the integration of the branch networks held by each institution.

During the second quarter, the Company integrated the qualified exchange intermediary companies into procedural and financial reporting and announced the anticipated purchase of NNB Holdings, Inc. In addition, 323,738 warrants issued in March 2004 as part of the Company’s secondary offering were exercised which contributed approximately $3.4 million to the Company’s capital base.

During the first quarter, the Company completed the acquisition of Rocky Mountain Exchange, (formerly Big Sky Property Exchange) of Bozeman, Montana, and Granite Exchange of Roseville, California. The Bank opened its fifth branch office in Sparks, Nevada, and received FDIC approval to open a sixth branch in Rancho Cordova, California under the Silverado Bank brand.

FINANCIAL PERFORMANCE
Quarterly Analysis
On a quarterly basis, the unaudited consolidated earnings for the three months ended December 31, 2006 were $904,000, as compared to the unaudited earnings for the quarter ended December 31, 2005 of $579,000. In the fourth quarter of 2006, net interest income before the provision for loan losses was $5.3 million, which represents an approximate 96% increase from the $2.7 million reported for the same period in 2005. The increased net interest income demonstrates the continued expansion of the loan portfolio in the year-over-year period. The ratio of average gross loans to average total assets for the quarters ended December 31, 2006 and 2005 was 69.7%, and 68.4%, respectively.

Non-interest income for the quarter ended December 31, 2006 was $677,000, as compared to $153,000 for the same period in 2005. At December 31, 2006, fourth quarter non-interest expense was about $4.1 million, as compared to $2.6 million for the same period in 2005. At December 31, 2006 the parent Company had three full-time equivalent employees (FTEs), the two 1031 companies had 11 FTEs, and the Bank operated seven branches and an operations center with 109 total FTEs for a total of 123 FTEs. At December 31, 2005, the parent Company had no FTEs, there were no subsidiary 1031 companies, and the subsidiary bank had four branches with 58 FTEs.

The provision for probable loan losses was $175,000 for the three months ended December 31, 2006 and $377,000 for the same period in 2005, while the provision for undisbursed loan commitments was $58,000 in the fourth quarter of 2006 and ($5,000) for the fourth quarter of 2005. An additional $325,000 provision from the acquired Northern Nevada Bank loan portfolio was a factor in the Company’s fourth quarter loan loss calculation.

Basic earnings per share for the quarter ended December 31, 2006 were $0.17 as compared to $0.15 for the same period of the prior year. Quarterly return on average equity was 1.51% and return on average assets was 0.16% for 2006, as compared to 2.05% and 0.17% respectively for the fourth quarter of 2005.

During 2006, the Company issued approximately 324,000 shares in the second quarter exercise of warrants from the secondary offering in 2004, conducted a private placement in the third quarter of about 660,000 shares to support the purchase of NNB Holdings, and issued approximately 1,426,000 to shareholders of NNB in the acquisition during December. As a result, the Company now has over 5.5 million shares outstanding.

Year-To-Date Analysis
The unaudited consolidated pre-tax earnings reported for the twelve months ended December 31, 2006 was $3.2 million, as compared to $702,000 for the year 2005. After tax income was $2.1 million and $1.4 million, respectively, for the same periods. For the twelve months of 2006, net interest income before the provision for loan losses was approximately $16 million, which represents an increase of about 60% from the $10 million reported for the same period in 2005.

Non-interest income was $1.7 million for the year ended December 31, 2006, as compared to $772,000 for the same period of the prior year. At December 31, 2006, total non-interest expense was about $13.6 million, as compared to approximately $8.8 million for 2005, an increase of 55%.

The provision for probable loan losses was $771,000 for the twelve months ended December 31, 2006, as compared to $1.1 million for the same period of 2005, while the provision for undisbursed loan commitments was $120,000, as compared to $64,000 for the same respective periods. The Company experienced significant loan growth in 2006 and refined its loan loss methodology to more accurately reflect risk in the portfolio based on the adjustments to the allocation percentages for: levels of and trends in delinquencies; trends in volume and terms of loans; changes in lending policies and procedures including underwriting, collection, charge-offs, and recoveries; experience, ability and depth of lending management and staff; national and local economic trends and conditions; concentration of credit; and the trend in classified assets.

Basic unaudited earnings per share for the year ended December 31, 2006, were $0.51 as compared to $0.47 for 2005. Return on average equity was 5.05% and return on average assets was 0.46% for 2006, as compared to 5.03% and 0.48% for the year ended December 31, 2005.

Year-over-year deposit growth was approximately $159 million or 47%, while gross loans grew approximately $219 million or 89%, and total assets increased nearly $267 million or 69%. The Allowance for Loan and Lease Losses was $5.4 million at December 31, 2006 and represented 1.17% of outstanding gross loans at that date, as compared to $2.7 million and 1.08% of outstanding gross loans at December 31, 2005.

CREDIT QUALITY
At December 31, 2006 the Bank had two non-accrual loans totaling $549,000 and no other past due loans. There was one past due loan at December 31, 2005. Furthermore, about 7% of the Bank’s loan portfolio is government guaranteed, which has a very low likelihood of loss.

EARNINGS GUIDANCE
Jack Buchold, Chief Financial Officer, stated, “When one compares 2006 to 2005, our staff booked solid deposit and loan growth enabling us to achieve our earnings goals. We expect to record solid earnings for 2007, based on substantial growth in our new bank branches. Moderate growth in the 1031 division is anticipated as a result of the slowdown in real estate activity due to current economic conditions. During 2006, the 1031 division provided about 20% of overall company profitability.”

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About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank, Granite Exchange and Rocky Mountain Exchange. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $69 million and operates six northern Nevada branches; three in Reno, and one each in Incline Village, Sparks, and Carson City. Silverado Bank, a northern California division of Nevada Security Bank, currently operates one branch in Roseville, California, and has an approved but unopened branch office in Rancho Cordova, which is scheduled to open during the second quarter of 2007. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. The two exchange companies each operate one office: Rocky Mountain Exchange in Bozeman, Montana, and Granite Exchange in Roseville, California. For additional information, please visit www.nevadasecuritybank.com, silveradobank.com, ges1031.com, and rockymountainexchange.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer. For additional information, please visit www.thebankholdings.com.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the Companies’ abilities to attract and retain skilled employees, customers’ service expectations, the Companies’ abilities to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada	Phone: 775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated Financial Data
	Quarters Ending December 31,
	2006	2005 (1)	2004
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest Income	$10,203	$5,293	$3,256
Interest Expense	4,887	2,630	1,080

Net Interest Income	5,316	2,663	2,176
Provision for Loan Losses	175	377	167
Non-interest income	677	153	98
Non-interest expense	4,102	2,580	1,775
Attributable to Minority Shareholders	159	—	—
Provision for income taxes	653	(720)	—

Net Income	$904	$579	$332
Period End Data
Assets	651,737	384,632	246,842
Loans, gross	463,859	245,185	160,708
Securities	92,927	83,821	69,128
Deposits	496,997	338,198	188,341
Other borrowed funds	59,649	15,464	30,500
Shareholders’ Equity	74,090	28,701	27,376
Average Balance Sheet
Assets	555,521	347,847	247,603
Loans, gross	387,432	237,876	128,229
Securities	95,459	83,334	76,474
Deposits	417,718	292,636	206,733
Shareholders’ Equity	59,681	28,269	27,154
Asset Quality
Non-performing assets (3)	549	—	—
Allowance for loan loss	5,430	2,655	1,586
Net Charge-offs	—	—	—
Non-performing assets to total assets (3)	0.08%	—	—
Allowance for loan loss to loans	1.17%	1.08%	0.65%
Net Charge-offs to average loans	—	—	—

Per Common Share
Basic income per share	$0.17	$0.19	$0.11
Diluted income per share	$0.17	$0.18	$0.10
Book value per share	$13.34	$9.19	$9.21
Period end common shares outstanding	5,552,972	2,972,330	1,405,930
Average shares outstanding — basic	5,288,041	2,972,163	1,405,930
Average shares outstanding — diluted	5,425,004	3,082,414	1,405,930
Financial Ratios
Return on average assets	0.16%	0.17%	0.13%
Return on average equity	1.51%	2.05%	1.22%
Net interest margin (2)	3.81%	3.49%	3.12%
Tier 1 leverage capital ratio	10.74%	8.13%	10.97%

(1) The Company removed the valuation allowance against the deferred tax asset, and the Company incurs California franchise taxes on its Roseville operations.
(2) Net interest income is calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

Summary Selected Consolidated Financial Data
	Years Ending December 31,
	2006	2005 (1)	2004
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest Income	$31,039	$17,166	$10,536
Interest Expense	15,083	7,344	3,669

Net Interest Income	15,956	9,822	6,867
Provision for Loan Losses	771	1,069	764
Non-interest income	1,682	772	420
Non-interest expense	13,582	8,823	6,242
Attributable to Minority Shareholders	127	—	—
Provision for income taxes	1,075	(710)	—

Net Income	$2,083	$1,412	$281
Period End Data
Assets	651,737	384,632	246,842
Loans, gross	463,859	245,185	160,708
Securities	92,927	83,821	69,128
Deposits	496,997	338,198	188,341
Other borrowed funds	59,649	15,464	30,500
Shareholders’ Equity	74,090	28,701	27,376
Average Balance Sheet
Assets	452,179	293,580	233,439
Loans, gross	308,453	201,267	122,454
Securities	91,736	69,668	90,242
Deposits	359,938	245,322	199,305
Shareholders’ Equity	41,256	28,061	23,090
Asset Quality
Non-performing assets (3)	549	—	—
Allowance for loan loss	5,430	2,655	1,586
Net Charge-offs	—	—	—
Non-performing assets to total assets (3)	0.08%	—	—
Allowance for loan loss to loans	1.17%	1.08%	0.99%
Net Charge-offs to average loans	—	—	—

Per Common Share
Basic income per share	$0.51	$0.47	$0.10
Diluted income per share	$0.49	$0.43	$0.10
Book value per share	$13.34	$9.19	$9.21
Period end common shares outstanding	5,552,972	3,124,266	2,972,330
Average shares outstanding — basic	4,116,873	2,974,104	2,746,791
Average shares outstanding — diluted	4,273,473	3,279,863	2,838,898
Financial Ratios
Return on average assets	0.46%	0.48%	0.12%
Return on average equity	5.05%	5.03%	1.22%
Net interest margin (2)	3.81%	3.49%	3.12%
Tier 1 leverage capital ratio	11.42%	10.06%	11.01%

(1) The Company removed the valuation allowance against the deferred tax asset, and the Company incurs California franchise taxes on its Roseville operations.
(2) Net interest income is calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.